Exhibit 10.1

Execution Version

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”) is made and entered into as of March 19, 2019 by and among Flotek Industries, Inc., a Delaware corporation (the “Company”), and the entities and natural persons set forth in the signature pages hereto (collectively, “BLR Partners”) (each of the Company and BLR Partners, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, as of the date of this Agreement, BLR Partners has a combined beneficial and economic ownership interest in shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) totaling, in the aggregate, 1,616,000 shares, or approximately 2.8% of the Common Stock issued and outstanding on the date of this Agreement (“BLR Partners’ Ownership”);

WHEREAS, BLR Partners submitted a letter to the Company on January 24, 2019 (the “Nomination Letter”) nominating two directors to be elected to the board of directors of the Company (the “Board”) at the 2019 annual meeting of stockholders of the Company (the “2019 Annual Meeting”); and

WHEREAS, as of the date of this Agreement, the Company and BLR Partners have determined to come to an agreement with respect to the addition of Mr. Paul W. Hobby to the Board, the withdrawal by BLR Partners of the Nomination Letter and the director nominations made pursuant to the Nomination Letter, and certain other matters, each as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties to this Agreement, intending to be legally bound, agree as follows:

1.    Board Appointment and Related Agreements.

(a)    Board Appointment.

(i)    The Company agrees that immediately following the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to increase the size of the Board from seven (7) to eight (8) directors and to appoint Mr. Hobby to the Board. Mr. Hobby shall stand for election at the 2019 Annual Meeting together with the Company’s other nominees.

(ii)    The Company will recommend, support and solicit proxies for the election of Mr. Hobby at the 2019 Annual Meeting in the same manner as for the Company’s other nominees at the 2019 Annual Meeting. The Company shall use its reasonable best efforts to hold the 2019 Annual Meeting no later than May 31, 2019.

(iii)    If Mr. Hobby (or any BLR Replacement Director (as defined below)) is unable or unwilling to serve as a director, resigns as a director (including as the result of the receipt of a greater number of votes “withheld” from his or her election than votes “for” such election at the 2019 Annual Meeting) or is removed as a director prior to the expiration of the Standstill Period (as defined below), and at such time BLR Partners’ Ownership is at least the lesser of (i) 2.0% of the Company’s then outstanding Common Stock and (ii) 1,147,000 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments) (the “Minimum Ownership Threshold”), BLR Partners shall have the ability to recommend a substitute person(s) in accordance with this Section 1(a)(iii) (any such replacement nominee shall be referred to as a “BLR Replacement Director”). Any BLR Replacement Director must (A) qualify as “independent” of the Company pursuant to NYSE listing standards, (B) have the relevant financial and business experience to be a director of the Company, (C) be reasonably acceptable to the Board and (D) be independent of BLR Partners (for the avoidance of doubt, the nomination by BLR Partners of such person to serve on the board of any other company shall not (in and of itself) cause such person to not be deemed independent of BLR Partners). The Corporate Governance and Nominating Committee shall make its determination and recommendation regarding whether such person meets the foregoing criteria within ten (10) business days after (1) such nominee as a BLR Replacement Director has submitted to the Company the documentation required by Section 1(e)(vi) and (2) representatives of the Board have conducted a customary interview of such nominee. The Company shall use its reasonable best efforts to conduct any interview(s) contemplated by this section as promptly as practicable, but in any case, assuming reasonable availability of the nominee, within ten (10) business days after BLR Partners’ submission of such nominee. In the event the Corporate Governance and Nominating Committee does not accept a person recommended by BLR Partners as the BLR Replacement Director (it being acknowledged that the Corporate Governance and Nominating Committee cannot unreasonably withhold its approval), BLR Partners shall have the right to recommend an additional substitute person whose appointment shall be subject to the Corporate Governance and Nominating Committee recommending such person in accordance with the procedures described above. Upon the recommendation of a BLR Replacement Director nominee by the Corporate Governance and Nominating Committee, the Board shall vote on the appointment of such BLR Replacement Director to the Board no later than ten (10) business days after the Corporate Governance and Nominating Committee recommendation of such BLR Replacement Director; provided, however, that if the Board does not elect such BLR Replacement Director to the Board (it being acknowledged that the Board cannot unreasonably withhold its approval) pursuant to this Section 1(a)(iii), the Parties shall continue to follow the procedures of this Section 1(a)(iii) until a BLR Replacement Director is elected to the Board. Upon a BLR Replacement Director’s appointment to the Board, the Board and all applicable committees of the Board shall consider whether such BLR Replacement Director has the necessary qualifications to be appointed to any applicable committee of the Board of which the replaced director was a member immediately prior to such director’s resignation or removal, and shall appoint such BLR Replacement Director to either such committees or, if the qualifications for such committees are not met, to alternative committees of the Board. Any BLR Replacement Director designated pursuant to this Section 1(a)(iii) replacing Mr. Hobby prior to the 2019 Annual Meeting shall stand for election at the 2019 Annual Meeting together with the Company’s other nominees.

(b)    BLR Appointee Committee Representation. Immediately following the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to appoint Mr. Hobby as a member of the Company’s Strategic Capital Committee and as a member of the Corporate Governance and Nominating Committee of the Board.

(c)    Director Resignation.

(i)    During the time period starting on the date immediately following the 2019 Annual Meeting and ending on October 30, 2019 (the “October Meeting Date”), the Company agrees that the Board shall, acting in good faith in a manner consistent with its fiduciary responsibilities under applicable law, determine and procure the resignation of one director from the Board (provided, that such director shall not be Mr. Hobby or Mr. David Nierenberg), with such resignation to become effective as of the October Meeting Date (the “Resignation”).

(ii)    The Company agrees that immediately following the Resignation, the Board shall take all necessary actions to decrease the size of the Board from eight (8) to seven (7) directors. The Company further agrees that from the October Meeting Date until the expiration of the Standstill Period, the Board shall not increase the size of the Board to more than seven (7) directors unless such increase is unanimously approved by the Board.

(d)    Separation of Chairman and CEO Roles.

(i)    The Board agrees to separate the roles of Chairman of the Board and Chief Executive Officer effective as of the 2019 Annual Meeting.

(ii)    In connection with separating the roles of Chairman of the Board and Chief Executive Officer, the Board agrees to elect Mr. Nierenberg as Chairman of the Board effective as of the 2019 Annual Meeting.

(e)    Additional Agreements.

(i)    BLR Partners agrees that it will cause its controlled Affiliates and Associates (each as defined below) to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”) and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

(ii)    BLR Partners hereby irrevocably withdraws the Nomination Letter and the director nominations made pursuant to the Nomination Letter.

(iii)    Upon execution of this Agreement, BLR Partners hereby agrees that it will not, and that it will not permit any of its controlled Affiliates or Associates to, (A) nominate or recommend for nomination any person for election at the 2019 Annual Meeting, directly or indirectly (except as provided in Section 1(a)), (B) submit any proposal for consideration at, or bring any other business before, the 2019 Annual Meeting, directly or indirectly, or (C) initiate, encourage or participate in any “vote no,” “withhold” or similar campaign with respect to the 2019 Annual Meeting, directly or indirectly. BLR Partners shall not publicly or privately encourage or support any other stockholder to take any of the actions described in this Section 1(e)(iii).

(iv)    BLR Partners agrees that it will appear in person or by proxy at the 2019 Annual Meeting and vote all shares of Common Stock beneficially owned by BLR Partners at the 2019 Annual Meeting (A) in favor of the slate of directors recommended by the Board, (B) in accordance with the Board’s recommendation with respect to the Company’s “say-on-pay” proposal, (C) in accordance with the Board’s recommendation with respect to the frequency of stockholder advisory votes on “say-on-pay” proposals and (D) in accordance with the Board’s recommendations with respect to any other matter presented to stockholders of the Company for consideration; provided, however, that in the event that Institutional Shareholder Services Inc. (“ISS”) or Glass, Lewis & Co., LLC (“Glass Lewis”) recommends otherwise with respect to any proposals (other than the election of directors or the “say-on-pay” proposals referenced in the foregoing clauses (B) and (C)), BLR Partners shall be permitted to vote in accordance with ISS’s or Glass Lewis’ recommendation; provided, further, that BLR Partners shall be permitted to vote in its sole discretion with respect to any publicly announced proposals relating to a merger, acquisition, disposition of all or substantially all of the assets of the Company or other business combination involving the Company requiring a vote of stockholders of the Company.

(v)    BLR Partners shall promptly (and in any event within five (5) business days) inform the Company in writing if at any time BLR Partners’ Ownership of Common Stock decreases to less than the Minimum Ownership Threshold.

(vi)    Prior to the date of this Agreement, Mr. Hobby has submitted to the Company (x) a fully completed copy of the Company’s standard director & officer questionnaire and other reasonable and customary director onboarding documentation (including an authorization form to conduct a background check) required by the Company in connection with the appointment or election of new Board members and (y) a written representation that such person, if elected as a director of the Company, would be in compliance, and will comply with, all applicable confidentiality, corporate governance, conflict of interest, stock ownership and trading and other policies and guidelines of the Company applicable to directors. Any BLR Replacement Director will also promptly (but in any event prior to being placed on the Board in accordance with this Agreement) submit to the Company (x) a fully completed copy of the Company’s standard director & officer questionnaire and other reasonable and customary director onboarding documentation (including an authorization form to conduct a background check) required by the Company in connection with the appointment or election of new Board members and (y) a written representation that such person, if elected as a director of the Company, would be in compliance, and will comply with, all applicable confidentiality, corporate governance, conflict of interest, stock ownership and trading and other policies and guidelines of the Company applicable to directors.

(vii)    The Parties agree that Mr. Hobby, in addition to all current directors, will be required to (A) comply with all policies, procedures, codes, rules, standards and guidelines applicable to members of the Board and (B) keep confidential all Company confidential information and not disclose to any third parties (including BLR Partners) discussions or matters considered in meetings of the Board or Board committees.

2.    Standstill Provisions.

(a)    BLR Partners agrees that, from the date of this Agreement until the earlier of (x) the date that is thirty (30) days prior to the deadline for the submission of stockholder nominations for the 2020 annual meeting of stockholders pursuant to the Company’s Bylaws or (y) the date that is 120 days prior to the first anniversary of the 2019 Annual Meeting (the “Standstill Period”), neither it nor any of its Affiliates or Associates will, and it will cause each of its Affiliates and Associates not to, directly or indirectly, in any manner:

(i)    engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of stockholders), in each case, with respect to securities of the Company;

(ii)    form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than a “group” that includes all or some of the entities or persons identified on Exhibit A, but does not include any other entities or persons not identified on Exhibit A as of the date hereof); provided, however, that nothing herein shall limit the ability of an Affiliate of BLR Partners to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;

(iii)    deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock, other than any such voting trust, arrangement or agreement solely among the members of BLR Partners and otherwise in accordance with this Agreement;

(iv)    seek, or encourage any person or entity, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or, except as specifically permitted in Section 1, seek, encourage or take any other action with respect to the election or removal of any directors;

(v)    (A) make any proposal for consideration by stockholders at any annual or special meeting of stockholders of the Company, (B) make any offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company, (C) affirmatively solicit a third party, on an unsolicited basis, to make an offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company, or knowingly encourage, initiate or assist any third party in making such an offer or proposal, or (D) publicly comment on any third party proposal regarding any merger, acquisition, recapitalization, restructuring, disposition, or other business combination with respect to the Company by such third party prior to such proposal becoming public;

(vi)    seek, alone or in concert with others, representation on the Board, except as specifically permitted in Section 1;

(vii)    seek to advise, encourage, support or influence any person or entity with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders, except in accordance with Section 1; or

(viii)    make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any Party.

(b)    Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict BLR Partners from (i) communicating privately with the Board or any of the Company’s officers regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications, (ii) communicating with stockholders of the Company and others in a manner that does not otherwise violate Section 2(a) or Section 11, or (iii) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has jurisdiction over BLR Partners.

(c)    Nothing in Section 2(a) or elsewhere in this Agreement shall be deemed to limit the exercise in good faith by Mr. Hobby of his fiduciary duties solely in his capacity as a director of the Company.

3.    Representations and Warranties of the Company. The Company represents and warrants to BLR Partners that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document or agreement to which the Company is a party or by which it is bound.

4.    Representations and Warranties of BLR Partners. BLR Partners represents and warrants to the Company that (a) the authorized signatory of BLR Partners set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind BLR Partners thereto, (b) this Agreement has been duly authorized, executed and delivered by BLR Partners, and is a valid and binding obligation of BLR Partners, enforceable against BLR Partners in accordance with its terms, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of BLR Partners as currently in effect, (d) the execution, delivery and performance of this Agreement by BLR Partners does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to BLR Partners, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, (e) as of the date of this Agreement, BLR Partners’ Ownership is 1,616,000 shares of Common Stock and (f) as of the date hereof, BLR Partners does not currently have, and does not currently have any right to acquire, any interest in any other securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Company or any of its controlled Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Stock, whether or not any of the foregoing would give rise to beneficial ownership, and whether or not to be settled by delivery of Common Stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement) and (g) BLR Partners will not, directly or indirectly, compensate or agree to compensate Mr. Hobby for his service as a nominee or director of the Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement), or other form of compensation directly or indirectly related to the Company or its securities.

5.    Press Release; Communications. Promptly following the execution of this Agreement, the Company shall issue a mutually agreeable press release (the “Press Release”) announcing certain terms of this Agreement in the form attached hereto as Exhibit B. Prior to the issuance of the Press Release and subject to the terms of this Agreement, neither the Company (including the Board and any committee thereof) nor BLR Partners shall issue any press release or make public announcement regarding this Agreement or the matters contemplated hereby without the prior written consent of the other Party. During the Standstill Period, neither the Company nor BLR Partners shall make any public announcement or statement that is inconsistent with or contrary to the terms of this Agreement. The Company will provide BLR Partners with a reasonable opportunity to review and comment on the Company’s Form 8-K disclosing this Agreement prior to its filing with the Securities and Exchange Commission and will consider in good faith any comments received from BLR Partners.

6.    Specific Performance. Each of BLR Partners, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that BLR Partners, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 6 is not the exclusive remedy for any violation of this Agreement.

7.    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

8.    Notices. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending Party); (c) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (d) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Flotek Industries, Inc.

10603 W. Sam Houston Parkway N., #300

Houston, TX 77064

Attention:	John W. Chisholm
Facsimile:	(281) 605-5554
Email:	jchisholm@flotekind.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

330 N. Wabash Ave., Suite 2800

Chicago, IL 60611

Attention:	Bradley C. Faris
Facsimile:	(312) 993-9767
E-mail:	bradley.faris@lw.com

If to BLR Partners or any member thereof:

BLR Partners LP

1177 W. Loop S, Suite 1625

Houston, TX 77027

Attention:	Bradley L. Radoff
Facsimile:	(832) 202-0207
Email:	brad@fondrenlp.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

Attention:	Steve Wolosky
Ryan Nebel
Facsimile:	(212) 451-2222
Email:	swolosky@olshanlaw.com
rnebel@olshanlaw.com

9.    Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, whether in tort or contract or at law or in equity, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. The Parties acknowledge that nothing in this Agreement limits the exercise of any director’s fiduciary duty as a director of the Company under applicable law.

10.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

11.    Mutual Non-Disparagement. Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period or if earlier, until such time as the other Party or any of its agents, subsidiaries, Affiliates, successors, assigns, officers, key employees or directors shall have breached this section, neither it nor any of its respective agents, subsidiaries, Affiliates, successors, assigns, officers, key employees or directors, shall in any way publicly criticize, disparage, call into disrepute or otherwise defame or slander the other Party or such other Party’s subsidiaries, Affiliates, successors, assigns, officers (including any current officer of a Party or a Party’s subsidiaries who no longer serves in such capacity at any time following the execution of this Agreement), directors (including any current director of a Party or a Party’s subsidiaries who no longer serves in such capacity at any time following the execution of this Agreement), employees, stockholders, agents, attorneys or representatives, or any of their businesses, products or services, in any manner that would reasonably be expected to damage the business or reputation of such other Party, their businesses, products or services or their subsidiaries, Affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, stockholders, agents, attorneys or representatives; provided, however, any statements regarding the Company’s operational or stock price performance or any strategy, plans, or proposals of the Company that do not disparage, call into disrepute or otherwise defame or slander any of the Company’s officers, directors, employees, stockholders, agents, attorneys or representatives (“Opposition Statements”) shall not be deemed to be a breach of this Section 11; provided, further, that if any Opposition Statement is made by BLR Partners, the Company shall be permitted to publicly respond with a statement similar in scope to any such Opposition Statement.

12.    Securities Laws. BLR Partners acknowledges that it is aware, and will advise each of its representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws may prohibit any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

13.    Expenses. Each Party shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby, including, but not limited to, any matters related to the 2019 Annual Meeting, except that the Company will reimburse BLR Partners for its reasonable documented expenses, including legal fees, incurred in connection with the negotiation and entry into this Agreement and other matters related to the 2019 Annual Meeting, in an amount not to exceed $50,000.

14.    Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries; Term. This Agreement contains the entire understanding of the Parties with respect to the subject matter of this Agreement. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties with respect to the subject matter of this Agreement other than those expressly set forth herein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each of the Company and BLR Partners. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to BLR Partners, the prior written consent of the Company, and with respect to the Company, the prior written consent of BLR Partners. This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons or entities. Unless otherwise mutually agreed in writing by each Party, this Agreement shall terminate at the expiration of the Standstill Period. Notwithstanding the foregoing, the provisions of Section 6 through Section 10, Section 13 and this Section 14 shall survive the termination of this Agreement. No termination of this Agreement shall relieve any Party from liability for any breach of this Agreement prior to such termination.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

FLOTEK INDUSTRIES, INC.

By:	/s/John W. Chisholm
Name: John W. Chisholm
Title: Chief Executive Officer & President

BLR PARTNERS BLR Partners LP By:BLRPart, LP General Partner

By:	/s/Bradley L. Radoff
Name: Bradley L. Radoff
Title: Sole Director

BLRPart, LP By:BLRGP Inc. General Partner

By:	/s/Bradley L. Radoff
Name: Bradley L. Radoff
Title: Sole Director

BLRGP Inc.

By:	/s/Bradley L. Radoff
Name: Bradley L. Radoff
Title: Sole Director

Fondren Management, LP By:FMLP Inc. General Partner

By:	/s/Bradley L. Radoff
Name: Bradley L. Radoff
Title: Sole Director

[Signature Page to Cooperation Agreement]

FMLP Inc.

By:	/s/Bradley L. Radoff
Name: Bradley L. Radoff
Title: Sole Director

The Radoff Family Foundation

By:	/s/Bradley L. Radoff
Name: Bradley L. Radoff
Title: Director

/s/Bradley L. Radoff
Bradley L. Radoff

[Signature Page to Cooperation Agreement]

EXHIBIT A

BLR Partners LP

BLRPart, LP

BLRGP Inc.

Fondren Management, LP

FMLP Inc.

The Radoff Family Foundation

Bradley L. Radoff

EXHIBIT B

Flotek Industries 10603 W. Sam Houston Pkwy N., Suite 300 Houston, TX 77064 Ph: 713-849-9911 www.flotekind.com

FLOTEK ANNOUNCES BOARD CHANGES

— CEO/Chairman role to be separated; David Nierenberg to be appointed Chairman;

Paul Hobby added as new independent director —

Houston, March 20, 2019 — Flotek Industries, Inc. (“Flotek” or the “Company”) (NYSE: FTK) today announced that as part of its ongoing commitment to strong corporate governance, the Board has decided to separate the role of Chairman and Chief Executive Officer effective as of the 2019 Annual Meeting. John W. Chisholm will remain as the President and CEO of Flotek. In connection with separating the roles of Chairman of the Board and CEO, the Board has determined to elect David Nierenberg as Chairman of the Board effective as of the 2019 Annual Meeting. Mr. Nierenberg will continue to serve as Chairman of the Strategic Capital Committee, which is currently reviewing a wide range of options to determine how Flotek will deploy the remaining net proceeds from the sale of Florida Chemical Company, LLC (“FCC”). L.V. “Bud” McGuire will continue in the role of Lead Independent Director.

Additionally, Flotek has increased the size of its Board of Directors from seven to eight directors and has appointed Paul Hobby to the Board, effective immediately. Mr. Hobby shall stand for re-election at the 2019 Annual Meeting together with the Company’s other nominees. The Board has also appointed Mr. Hobby to the Board’s Corporate Governance and Nominating Committee and the Company’s Strategic Capital Committee.

These initiatives follow constructive dialogue and collaboration with BLR Partners LP (“BLR”), a Flotek shareholder, regarding the Company’s strategic plans and Board composition.

“We appreciate the input we have received from BLR and all of our shareholders. I look forward to working with David, Paul and the rest of the Board to execute our plan and increase value for shareholders,” said Mr. Chisholm. “We have executed a number of value-creating initiatives including the sale of the FCC business and continued cost-cutting programs to improve long-term margins. We are now refocusing the growth strategy of our Energy Chemistry Technologies segment to position it for enhanced long-term performance.”

Mr. Nierenberg commented, “I believe that Flotek has significant turnaround potential and I am excited to take on the role of Chairman at this important juncture. I look forward to working closely with John and the Board and welcome the contributions and expertise of our new director, Paul Hobby. This Board will continue to take the necessary actions to enhance performance and create value for our shareholders.”

Flotek and BLR have entered into an agreement under which BLR has agreed to certain customary standstill, voting and other provisions with Flotek. The complete agreement will be filed in a Form 8-K with the U.S. Securities and Exchange Commission.

About Paul W. Hobby

Mr. Hobby is a founder and a Managing Partner of Genesis Park LP., a regional private equity firm that has expertise in communications, energy technologies and other technology sectors.

Mr. Hobby has served on the board of a number of public companies including: NRG, Eagle Global Logistics, Stewart Title, Coastal Banc, Amegy Bank of Texas and Aronex Pharmaceuticals. He is former Chairman of the Houston Branch of the Federal Reserve Bank of Dallas, the Greater Houston Partnership, the Texas Ethics Commission, the Texas General Services Commission and the Texas Business Hall of Fame. He has also held a number of other community leadership positions over time.

Mr. Hobby is a graduate of the University of Virginia, where he has been honored for service to the University, and the University of Texas School of Law, where he has served as an adjunct faculty member and been honored as an Outstanding Young Alumnus. He has been a guest lecturer at the Rice University Jones School, the University of Houston, Texas State University and the Stanford University Graduate School of Business.

About David Nierenberg

David Nierenberg is Founder and President of Nierenberg Investment Management Company (NIMCO) of Camas, Washington, which manages The D3 Family Funds, which seeks long term capital gain, principally through investment in a concentrated portfolio of undervalued micro-cap public equities. He has served on dozens of not for profit, public, and private for profit boards since 1985.

Mr. Nierenberg is a former partner for consulting firm Bain & Company and has significant experience in corporate governance. He serves on the Washington State Investment Board, which oversees $130 billion of public employee retirement and other funds. Additionally, he chairs The Ira Millstein Center for Global Markets and Corporate Ownership at Columbia Law School, a world leader in corporate governance. Previously, he was Vice Chair of the Millstein Center for Corporate Governance at Yale. David chairs the Research Advisory Committee for Glass-Lewis, the second largest global proxy advisor.

He currently serves as a director of Rosetta Stone (RST) and Riverview Bancorp (RVSB).

David earned a B.A. with Distinction in History from Yale College in 1975 and a J.D. from Yale Law School in 1978. He is a retired member of the Massachusetts Bar.

About Flotek Industries, Inc.

Flotek develops and delivers prescriptive, reservoir-centric chemistry technologies to oil and gas clients designed to address every challenge in the lifecycle of the reservoir and maximize recovery in both new and mature fields. Flotek’s inspired chemists draw from the power of bio-derived solvents to deliver solutions that enhance energy production. Flotek serves major and independent energy producers and oilfield service companies, both domestic and international. Flotek Industries, Inc. is a publicly traded company headquartered in Houston, Texas, and its common shares are traded on the New York Stock Exchange under the ticker symbol “FTK.” For additional information, please visit Flotek’s web site at www.flotekind.com.

Forward-Looking Statements

Certain statements set forth in this Press Release may constitute forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc.‘s business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Press Release.

Although forward-looking statements in this Press Release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the Company’s ability to obtain financing to support its operations, environmental and other casualty risks, and the impact of government regulation.

Further information about the risks and uncertainties that may impact the Company are set forth in the Company’s most recent filings on Form 10-K (including without limitation in the “Risk Factors” Section), and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Press Release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Press Release.